Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

PRICES OFFERING OF COMMON STOCK

SAN DIEGO, CA, May 9, 2012 — Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), a leading national security solutions provider, announced today the pricing of an underwritten public offering of 20,000,000 shares of its common stock at a purchase price of $5.00 per share. The gross proceeds to the Company from this offering are expected to be $100,000,000, before deducting underwriting discounts and other estimated offering expenses. The Company has granted the underwriters a 30-day option to purchase up to an aggregate of 3,000,000 additional shares of common stock to cover over-allotments, if any. All of the shares in the offering are to be sold by Kratos. The offering is expected to close on or about May 14, 2012, subject to customary closing conditions.

The Company expects to use the net proceeds from this offering to fund a portion of the cash consideration payable to the stockholders of Composite Engineering, Inc. (CEI) in connection with its proposed acquisition of CEI.  To the extent that the net proceeds are not applied to the CEI acquisition, the Company intends to use them for general corporate purposes, including for the acquisition of or investment in other businesses, services and technologies that are complementary to those of the Company and other general corporate expenses.

In connection with the offering, B. Riley & Co., LLC is acting as sole book-running manager.  A copy of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained by contacting the Compliance Department, B. Riley & Co., LLC, 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025 at (888) 295-0155 and at compliance@brileyco.com.

A registration statement relating to the shares of common stock to be issued in the offering has been filed with the Securities and Exchange Commission (SEC) and is effective. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS) is a specialized National Security technology business providing mission critical products, services and solutions for United States National Security priorities.  Kratos’ core capabilities are sophisticated engineering, manufacturing and system integration offerings for National Security platforms and programs. Kratos’ areas of expertise include Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance and Reconnaissance (C5ISR), satellite communication systems, unmanned systems, cyber warfare, cybersecurity, information assurance, critical infrastructure security and weapons systems sustainment.  Kratos has primarily an engineering and technical oriented work force of approximately 4,100, many of whom hold an active National Security clearance, including Secret, Top Secret and higher.  The vast majority of Kratos’ work is performed on a military base, in a secure facility or at a critical infrastructure location.  Kratos’ primary end customers are United States Federal Government agencies, including the Department of Defense, classified agencies, intelligence agencies and Homeland Security related agencies.

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, statements regarding the completion, timing and size of the proposed public offering, Kratos’ anticipated proceeds from the offering, its use of those proceeds and its intention to acquire CEI.  Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that Kratos will be able to complete the proposed public offering on the anticipated terms, or at all.  For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Kratos’ business in general, see the risk disclosures in Kratos’ SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 25, 2011, its Quarterly Reports on Form 10-Q filed from time to time with the SEC, and in the final prospectus supplement related to the public offering to be filed with the SEC. All forward-looking statements included in this news release are based on information available at the time of the release. Kratos is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.